Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-3 of Memorial Production Partners LP of our reports dated March 5, 2013, with respect to the consolidated and combined balance sheets of Memorial Production Partners LP as of December 31, 2012 and 2011, and the related consolidated and combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated March 5, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states that the Partnership acquired certain operating interests in producing and non-producing oil and gas properties offshore Southern California that were acquired in December 2012 from a related party (the “Beta acquisition”), and management has excluded from its assessment of the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2012, the Beta acquisition’s internal control over financial reporting associated with assets of approximately 23% of the Partnership’s total assets as of December 31, 2012 and revenues of approximately 43% of the Partnership’s total revenue for the year ended December 31, 2012 included in the consolidated and combined financial statements of Memorial Production Partners LP and subsidiaries as of and for the year ended December 31, 2012. Our audit of the internal control over financial reporting of the Partnership also excluded an evaluation of the internal control over financial reporting of the Beta acquisition. As discussed in Note 1 to the consolidated and combined financial statements, the balance sheets, and the related statements of operations, equity, and cash flows have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Dallas, TX

March 5, 2013